Exhibit 4.1 Letter Of Escrow Instructions for Rule 419

LETTER OF ESCROW INSTRUCTIONS

Rosemary Mergenthaler, President
Custom Automated Systems, Inc.
3 Wood Edge Court
Water Mill, NY 11976

Re:  Custom Automated Systems, Inc. - Rule 419 Escrow

This Letter of Escrow Instructions to Michael S. Krome, Esq., which is referred to as “Escrow Agent,” shall immediately and automatically become operative and effective upon the commencement of a public distribution of common stock by Custom Automated Systems, Inc., which is referred to as the “Company,” as more fully described in the prospectus that forms a part of the Company’s Form S-1 Registration Statement under the Securities Act of 1933 (Registration No. 333-149194) which is referred to as the “Registration Statement.”

The Company will deliver the documents, papers, stock transfer records and other property hereinafter described to the Escrow Agent. All such documents, papers, stock transfer records and other property are to be held and disposed of by the Escrow Agent in accordance with the following instructions and upon the terms and conditions hereinafter set forth, to which the undersigned agree:

1. ESCROW PURPOSE:

1.1 This Escrow Agreement describes clearing and holding escrow that will be established by Custom Automated Systems, Inc., of Water Mill, New York, (the “Company”) and all current stockholders of the Company (the “Founders”) in accordance with the requirements of Securities and Exchange Commission Rule 419, adopted pursuant to the provisions of Section 7(b) of the Securities Act of 1933. The Company, the Founders and the Escrow Agent are the only parties to this Agreement.

1.2 In connection with the distribution described in the Registration Statement (the “Distribution”), the Founders may transfer certain shares of the Company’s $.001 par value common stock (the “Common Stock”) to various classes of transferees as more fully described in the definitive prospectus that will be issued upon receipt of an order of effectiveness for the Registration Statement (the “Prospectus).

1.3 The purpose of the escrow shall be to hold and ultimately distribute up to 1,157,000 shares of Common Stock (the “Gift Shares” or “Escrowed Assets”) to various individuals and organizations selected by them in accordance with the terms of Sections 4 through 6 this Escrow Agreement.

1.4 This Escrow Agreement constitutes an essential element of the Company’s proposed public offering of securities and is required by Securities and Exchange Commission Rule 419. The Company and the Founders shall, at all times, conduct all of their activities relating to the Rule 419 escrow created hereby in strict compliance with the letter and the spirit of Rule 419. In the event of any inconsistency between the terms of this Escrow Agreement and the requirements of Rule 419, the requirements of Rule 419 shall have priority. The Escrow Agent shall have no duty to monitor or ensure compliance with the requirements of Rule 419, that being the sole responsibility of the Company and the Founders.

2. ESCROW DEPOSITS:

2.1 The Escrow Agent shall accept deposits to the Escrow Account at the time and in the manner specified in paragraph 2.2. All securities delivered to the Escrow Agent shall, upon delivery, automatically become subject to the provisions of this Escrow Agreement.

2.2 Upon completion of the gift share distribution, the Founders shall jointly execute and deliver to the Escrow Agent a schedule that identifies the specific Gift Share transfers made by each Founder. When the Escrow Agent receives the duly authenticated documents evidencing the distribution of the Gift Shares, the identity of the Donees and complete information respecting the Donee’s name, mailing address and taxpayer identification number, the Escrow Agent shall examine the documentation to confirm that the stockholder information complies in all particulars with the supporting schedules and the Company shall promptly correct any errors, omissions or inconsistencies noted by the Escrow Agent. When all documents of transfer have been examined and approved by the Escrow Agent, the Gift Shares shall be promptly re-registered in the names of individual Donees by the Company, or if a transfer agent is appointed for the Company, by the transfer agent.

2.3 Additional escrow deposits in the form of duly authenticated documents evidencing the planned resale or transfer of Founders’ Shares may be made from time to time during the term of this Agreement. When any of the Founders enter into an agreement to sell all or any part of the Founders’ Shares, they shall promptly deliver duly authenticated copies of the applicable agreements to the Escrow Agent. All such securities shall remain registered in the name of the Founders, but the Escrow Agent’s records shall be annotated to appropriately reflect the rights of the potential purchaser. All contracts for the sale of Founders Shares shall be contingent upon the successful closing of an acquisition and be accompanied by such additional documentation as the Company, the Founders and the Escrow Agent deem necessary or desirable to comply with the requirements of Rule 419, or otherwise provide for the efficient performance of the Escrow Agent’s duties hereunder.

2.4 All stock securities delivered to the Escrow Agent pursuant to the provisions of this Section 2 shall be held and disposed of by Escrow Agent in accordance with the following instructions and upon the terms and conditions set forth herein.

3. TERMINATION AND DISBURSEMENTS:

3.1 If the Company has not negotiated an acquisition transaction, filed a post-effective amendment to its registration statement, successfully completed a reconfirmation offering meeting the requirements of Rule 419 and closed on the acquisition agreement within 18 months after the effective date of its registration statement (the “Final Termination Date”), the Escrow Agent shall:

(a) Return all Gift Shares to the Founders; and

(b) Return all Founders’ Shares to the Founders.

When all Gift Shares and Founders’ Shares have been returned to the Founders in accordance with the provisions of this Paragraph 3.1, this Escrow Agreement will terminate.

3.2 If the Company negotiates an acquisition, files a post-effective amendment to its registration statement and conducts a reconfirmation offering meeting the requirements of Rule 419; and the terms of such offering are not accepted by the number of Gift Share Donees specified in the definitive prospectus included in the Company’s post-effective amendment, the Company shall immediately notify the Escrow Agent that the terms of its reconfirmation offering have been rejected by the Gift Share Donees and the Escrow Agent shall:

(a) Return all Gift Shares to the Founders; and

(b) Return all Founders’ Shares to the Founders.

When all securities have been returned to the Founders in accordance with the provisions this Paragraph 3.2, this Escrow Agreement will terminate.

3.3 If the Company negotiates an acquisition, files a post-effective amendment to its registration statement and conducts a reconfirmation offering meeting the requirements of Rule 419 and the terms of such offering are accepted by the number of Gift Share Donees specified in the definitive prospectus included in the Company’s post-effective amendment, the Company shall promptly deliver, or cause to be delivered, to the Escrow Agent:

(a) A copy of the definitive prospectus included in its post-effective amendment and used in connection with the reconfirmation offering;

(b) A schedule setting forth the identity of each Donee who has approved the terms of the reconfirmation offering in writing; and

(c) A schedule setting forth the identity of each Donee who has rejected the terms of the reconfirmation offering in writing or otherwise failed to execute a reconfirmation agreement within the time limits specified in the definitive prospectus.

Upon receipt of the foregoing documentation, the Escrow Agent shall return to the Founders all securities registered in the names of Donees who refused or failed to execute a reconfirmation agreement within the time limits specified in the definitive prospectus. Gift Shares held on behalf of Donees who approved the reconfirmation offering shall be retained in escrow until the conditions of Section 3.4 are satisfied.

3.4 If the Company satisfies the conditions of Paragraph 3.3, actually closes the business combination described in the post-effective amendment to its registration statement and delivers to the Escrow Agent a Certificate signed by the President and Secretary that all conditions precedent to the final release of stock certificates set forth in Rule 419(e)(3) have been satisfied, the Escrow Agent shall:

(a) Mail stock certificates to each Donee who received Common Stock in connection with the Gift Share distribution and subsequently executed a reconfirmation agreement; and

(b) Deliver stock certificates for the Founders’ Shares to the closing agents specified in the associated stock purchase agreements; but only if a closing agent was specified in the purchase agreement delivered to the Escrow Agent. In the event that a closing agent was not so specified, the Escrow Agent shall retain possession of the stock certificates pending its receipt of joint written instructions from the Founders and the purchasers of Founders Shares.

When all securities and Escrow Funds deposited with the Escrow Agent have been disbursed in accordance with the provisions of this Paragraph 3.4, this Escrow Agreement will terminate.

4. NO MODIFICATION:

4.1 After the effective date of the Registration Statement, these instructions shall not be modified, rescinded or amended without the written consent of each Donee and each purchaser of Founders’ Shares who may be adversely affected by such modification, rescission or amendment.

5. GENERAL PROVISIONS:

5.1 All parties understand and agree that Escrow Agent is not a principal, participant, or beneficiary of the underlying transaction that necessitates this Escrow Agreement. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in acting or refraining from acting on any instrument believed by it to be genuine and to have been signed or presented by the proper party or parties, their officers, representatives or agents. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby, nor for action taken or omitted by it in accordance with the advice of its counsel. Escrow Agent shall be responsible for holding, investing and disbursing the Escrowed Assets pursuant to the Escrow Agreement, but in no event shall be liable for any exemplary or consequential damages in excess of Escrow Agent’s fee hereunder.

5.2 Unless otherwise provided herein, the Escrow Agent shall accept, hold and distribute the Escrowed Assets pursuant to this Escrow Agreement. Acceptance of the Escrowed Assets shall be communicated by Escrow Agent to parties in writing as soon as practicable after receipt, and any discrepancies shall be noted to Escrow Agent by the parties in writing within forty five (45) days of receiving such communication. Failure to note any discrepancies shall be deemed confirmation of the description of Escrowed Assets listed on the report regardless of any variations from the original schedule.

5.3 Should any controversy arise between the undersigned with respect to this Escrow Agreement or with respect to the right to receive the Escrowed Assets, Escrow Agent shall have the right to consult counsel and/or to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties. In the event it is a party to any dispute, Escrow Agent shall have the additional right to refer such controversy to binding arbitration. Should such actions be necessary, or should Escrow Agent become involved in litigation in any manner whatsoever on account of this Escrow Agreement or the Escrowed Assets, the undersigned hereby bind and obligate themselves, their heirs and legal representatives to pay Escrow Agent, in addition to any charge made hereunder for acting as Escrow Agent, reasonable attorney’s fees incurred by Escrow Agent, and any other disbursements, expenses, losses, costs and damages in connection with and resulting from such actions.

5.4 The Escrow Agent shall have no liability under, or duty to inquire beyond the terms and provisions of the Escrow Agreement, and it is agreed that its duties are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatsoever except for its own willful misconduct or gross negligence so long as it has acted in good faith. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement unless the same shall be in writing and signed by all of the other parties hereto and, if its duties as Escrow Agent hereunder are affected thereby, unless it shall have given prior written consent thereto. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

5.5 The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the other parties hereto, at their address set forth herein, at least ten (10) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, the Escrowed Assets hereunder shall be delivered to such person as may be designated in writing by the parties executing this Escrow Agreement, whereupon all the Escrow Agent’s obligations hereunder shall cease and terminate. The Escrow Agent’s sole responsibility until such termination shall be to keep safely all Escrowed Assets and to deliver the same to a person designated by the parties executing this Escrow Agreement or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

5.6 The parties agree to jointly and severally indemnify, defend and hold the Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Escrow Agent arising out of or in connection with its acceptance or appointments as Escrow Agent hereunder, including costs and expenses of defending itself against any claim or liability in connection with its performance hereunder. The obligations of the parties under this Section 5.6 shall survive the termination of this Letter of Escrow Instructions and the resignation or removal of the Escrow Agent.

5.7 The parties jointly and severally agree to pay to the Escrow Agent its fees for the services rendered pursuant to the provisions of this Escrow Agreement and will reimburse the Escrow Agent for reasonable expenses, including reasonable attorney’s fees incurred in connection with the negotiations, drafting and performance of such services. Except as otherwise noted, this fee covers account acceptance, set up and termination expenses; plus usual and customary related administrative services such as safekeeping, investment and payment of funds specified herein or in the exhibits attached. Activities requiring excessive administrator time or out-of-pocket expenses such as optional substitution of collateral or securities shall be deemed extraordinary expenses for which related costs, transaction charges, and additional fees will be billed at Escrow Agent’s standard charges for such items. A fee schedule has been provided to all parties to this Escrow Agreement.

5.8 Escrow Agent is hereby given a lien on all Escrowed Assets for all fees, expenses and indemnification payments that may become owing to Escrow Agent hereunder, which lien may be enforced by Escrow Agent by setoff or appropriate foreclosure proceedings.

5.9 The parties warrant to the Escrow Agent that there are no Federal, State or local tax liability or filing requirements whatsoever concerning the Escrow Agent’s actions contemplated hereunder and warrant and represent to the Escrow Agent that the Escrow Agent has no duty to withhold or file any report of any tax liability under any Federal of State income tax, local or State property tax, local or State sales or use taxes, or any other tax by any taxing authority. The parties hereto agree to jointly and severally indemnify the Escrow Agent fully for any tax liability, penalties or interest incurred by the Escrow Agent arising hereunder and agree to pay in full any such tax liability together with penalty and interest if any tax liability is ultimately assessed against the Escrow Agent for any reason as a result of its action hereunder (except for the Escrow Agent’s individual income tax liability arising from its income fees).

5.10 The Escrow Agent shall have no liability for loss arising from any cause beyond its control, including, but not limited to, the following: (a) the act, failure or neglect of any agent or correspondent selected by the Escrow Agent or the parties hereto; (b) any delay, error, omission or default connected with the remittance of funds; (c) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; and (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

5.11 This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6. NOTICES:

6.1 All notices, demands, requests or payments provided for or given pursuant to this Escrow must be in writing or facsimile. All such notices shall be deemed to have been properly given or served by personal delivery or by depositing the same in the United States mail addressed to the person entitled to receive such notice at the address set forth below.

To the Company and Founders

Rosemary Mergenthaler, President
Custom Automated Systems, Inc.
3 Wood Edge Court
Water Mill, NY 11976
(631) 506-5003

To the Escrow Agent
Michael S. Krome, Esq.
8 Teak Court
Lake Grove, New York 11755
(631) 737-8381

6.2 All notices shall be effective when received.

Approved and accepted by the Company and the Escrow Agent this 2nd day of June 2008

Custom Automated Systems, Inc.

By:	Rosemary Mergenthaler, President

Michael S. Krome, Esq., as Escrow Agent

Approved and accepted by the Founders this 2nd Day of June 2008

Rosemary Mergenthaler

Ruediger Albrecht

Arctic Corporate, Limited

By: